Exhibit 10.5

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”), dated as of
May 9, 2014 is made between Richard Slansky on behalf of himself, his agents, assignees, heirs, executors, administrators, beneficiaries, trustees and legal representatives (“Employee”), and Clinical Micro Sensors, Inc. d.b.a. GenMark Diagnostics, Inc. (“Company”). Employee and Company are each a Party and are collectively sometimes referred to as “parties” to this Agreement.

In consideration of the promises in this Agreement, the adequacy of which is acknowledged, the Parties agree as follows:
AGREEMENT

1.
Resignation Date: Employee hereby irrevocably resigns (i) from his position as Chief Financial Officer, as an Officer of the Company, and as Managing Director of GenMark Diagnostics Europe GmbH effective May 12, 2014 (“Resignation Date”), and (ii) as an employee effective as of the Separation Date (as defined below).

2.
Separation Date: Employee’s employment with Company will cease effective August 31, 2014 (“Separation Date”). Nothing in this Agreement shall be interpreted to preclude Company from terminating Employee’s employment before the Separation Date in the event Employee engages in misconduct, including breach of this Agreement or any other agreements between Company and Employee or violation of Company’s workplace conduct policies.

3.	Notification Benefits. On the condition that Employee performs his obligations hereunder and does not revoke this Agreement during the Revocation Period (as defined in Section 18 below):

a.
During the period between May 13, 2014 and the Separation Date (“Notice Period”), Employee will be employed as a full time employee and make himself available to the Company for reasonable transition purposes at the Company’s request. Employee will primarily work remotely, with onsite presence at Company’s Carlsbad office as reasonably requested by Company. During the Notice Period, Company will continue to pay Employee according to its regular payroll practices at his current salary rate, less all required payroll deductions and withholdings (“Notice Salary Continuation”).

b.
During the Notice Period, Company will continue to provide health insurance coverage to Employee according to the terms and conditions of the health benefit plans under which Employee is currently covered (“Benefits Continuation”).

c.
During the Notice Period, Employee’s previously granted equity awards will continue vesting per the respective grant vesting terms until the Separation Date (“Vesting Continuation”), with the exception of the following:

i.	Grants #547-1 & #547-2 with a total of 6,624 RSUs will be accelerated upon the Separation Date, subject to applicable tax withholdings, and per the 2012 Bonus payout terms.

ii.
Grant #1221 with a total of 8,537 RSUs will be cancelled upon the Separation Date, and the Company will pay Employee a cash payment of $105,000, subject to applicable withholdings, upon the Separation Date per the 2013 Bonus payout terms.

iii.	Grant #609 with a total of 15,000 RSUs will be accelerated upon the Separation Date, subject to applicable tax withholdings, and per the terms of the special recognition grant.

4.	Separation Benefits. On the condition that Employee performs his obligations hereunder and does not revoke this Agreement during the Revocation Period:

a.
Following the Termination Date and during the period between September 1, 2014 and February 12, 2015 (“Severance Period”), Company will continue to pay Employee according to its regular payroll practices at a rate which is equivalent to his current salary, less all required payroll deductions and withholdings (“Severance Salary Continuation”).

b.	Company will pay COBRA costs for Employee to maintain current insurance coverage during the Severance Period through February 28, 2015 (“Severance Benefits Continuation”).

c.	Company will provide outplacement support to Employee as summarized in Attachment 1 to this Agreement (“Outplacement Benefit”).

The Notice Salary Continuation, Benefits Continuation, Vesting Continuation, Severance Salary Continuation, Severance Benefits Continuation, and Outplacement Benefit (collectively, “Separation Benefits”) are contingent upon the Company receiving an executed copy of this Agreement before June 2, 2014 and Employee promising to sign this Agreement a second time on the Separation Date. Employee acknowledges that the Separation Benefits are greater than that which Employee would be entitled to in the absence of this Agreement.

5.
Tax Matters. Company will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement. Other than Company’s obligation and right to withhold, Employee will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

6.
Release of Claims. In consideration of the Separation Benefits, Company’s execution of this Agreement and other good and valuable consideration, Employee releases and forever discharges GenMark Diagnostics, Inc. and any parent, subsidiary, affiliated, and related entities, including their past, present, or future managers, directors, administrators, officers, employees, agents, insurance companies, attorneys, representatives, predecessors, successors and assigns, and each of them (collectively, “Released Parties”) from all known and unknown claims, liabilities, and obligations of every kind (including attorneys’ fees and costs) that Employee has ever had or now may have against Company arising out of or relating to facts, events, occurrences, or omissions up to and including the date this Agreement is fully executed by the Parties.

The claims that Employee is releasing include: (a) claims arising out of Employee’s employment with Company and his separation from such employment; (b) claims arising under the Released Parties’ policies, plans, or practices, including promotion, compensation, including commissions, bonuses, stock options, severance pay or benefits; (c) claims for breach of express or implied contract or covenant of good faith and fair dealing; (d) all claims for harassment, discrimination or violation of public policy; (e) claims for constructive discharge or wrongful discharge; (f) claims for retaliation; (g) claims for violation of state or federal common law or statutory law, including to the extent applicable, all claims arising under the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Sarbanes-Oxley Act of 2002, or other federal, state, or local laws relating to employment or separation from employment or benefits associated with employment or separation from employment; (h) claims for emotional distress, mental anguish, humiliation, personal injury; and (i) claims that may be asserted on Employee’s behalf by others. Excluded from this Release are claims which cannot be waived or released as a matter of law.

7.
Unemployment Compensation. Company will not oppose Employee’s receipt of Unemployment Insurance Benefits. Employee understands and acknowledges that the state’s Employment Development Department, and not Company, makes the ultimate determination as to Employee’s eligibility for such benefits.

8.
No Further Obligations of Company. Employee acknowledges that the Separation Benefits and other considerations provided to him are in full and complete satisfaction and discharge of any and all obligations that Company or any of the Released Parties has or may have to Employee.

9.
Representation of No Action; Agreement Not to Sue. As a condition of receiving the Separation Benefits and other consideration provided, Employee agrees not to sue in civil court any of the Released Parties regarding any claim that has been released in this Agreement. Employee represents and agrees that he has not initiated any claim, charge, lawsuit, or other action against any of the Released Parties and that he has not transferred or assigned that right to any other person or entity. Should any third party, including any state or federal agency, bring any action or claim against Company or any of the Released Parties on Employee’s behalf, Employee acknowledges and agrees that this Agreement provides full relief and Employee will not accept any other relief.

10.
Waiver of Civil Code Section 1542. Employee acknowledges that he has been made aware of and expressly waives any and all rights under Section 1542 of the California Civil Code to the full extent that such rights may be waived. Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.”

11.
Confidentiality and Non-Disparagement. Except as required by law, Employee agrees not to disclose the terms of this Agreement to anyone other than immediate family, attorneys or accountants, who will also not disclose such information. Employee agrees not to make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its past or present affiliates, subsidiaries, agents, officers, directors or employees to anyone, including, but not limited to, the media, regulatory agencies, public interest groups, and publishing companies. The Company will instruct its officers and directors not to take any action or make any statement to undermine, harm, or disparage Employee. Company agrees to provide a reasonable reference to any person who contacts Company, its officers, directors or employees regarding Employee’s employment with Company.

12.
Cooperation. Throughout the Notice Period and thereafter, upon reasonable notice to Employee, Employee agrees to respond to requests by the Company for information concerning matters involving facts or events relating to the Company that may be within the Employee’s knowledge. In the event that Employee is subpoenaed in connection with any litigation or investigation involving the Company, Employee agrees to promptly notify the Company so as to provide the Company opportunity, at its own expense, to respond to such notice before taking any action or making any decision in connection with such subpoena. Nothing in this Agreement affects or limits Employee’s rights or obligations under any applicable law to make filings with, or respond truthfully in a timely fashion to inquiries from, any governmental or regulatory authorities.

13.
Return of Company Property. By the Separation Date, Employee agrees to return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that Employee has had in Employee’s possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If Employee discovers after the Separation Date that Employee has retained any Company proprietary or confidential information, Employee agrees, immediately upon discovery to contact the Company and make arrangements for returning the information.

14.
Post-Employment Obligations. Employee acknowledges his continuing obligations under Employee’s Confidentiality and Non-Disclosure Agreement (the “NDA”) which prohibits disclosure of any confidential or proprietary information of the Company. A copy of the NDA is attached.

15.
Breach of Agreement. This Agreement shall be deemed breached and a cause of action accrued thereon immediately upon the commencement of any act, action or conduct contrary to the Agreement, and in any such action this Agreement may be pleaded by any of the Parties, both as a defense and a counter-claim or cross-claim in such action.

16.	No Admission. Employee understands that the Released Parties expressly deny any wrongdoing or liability to Employee.

17.
Government Agency Proceedings. Nothing in this Agreement, including but not limited to the confidentiality, non-disparagement, non-disclosure of confidential information and release of claims provisions of this Agreement, prevents or prohibits Employee from filing a claim or charge with a government agency that is responsible for enforcing a law or from cooperating, participating or assisting in any government agency or regulatory entity investigation or proceeding. Notwithstanding the foregoing, Employee agrees and understands that Employee will not accept or be entitled to any further personal relief, recovery or monetary damages from any source whatsoever with respect to any claim that has been released in Section 6 of this Agreement and that this Agreement shall control and provide the exclusive remedy as to any of the claims released in this Agreement.

18.
Severability. If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion will be deemed severed from the remaining portions of this Agreement, which will otherwise remain in full force.

19.
ADEA Waiver. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended. Employee also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) Employee’s waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised to and had the opportunity to seek advice from an attorney regarding this Agreement prior to signing it; (c) Employee has up to twenty-one (21) days from the date of receiving this Agreement to execute this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following his execution of this Agreement to revoke the Agreement (“Revocation Period”); and (e) this Agreement will not be effective or enforceable until after the delivery of the Agreement to the Company and the Revocation Period has expired, and (f) this Agreement does not affect Employee’s ability to test the knowing and voluntary nature of this Agreement. For any revocation to be effective it must be delivered by hand or overnight courier before midnight on the seventh day to the Company at 5964 La Place Court, Carlsbad CA, 92008 Attention: Jennifer Williams, SVP Human Resources. The Separation Benefits and other consideration under this Agreement will be provided following the expiration of the Revocation Period and only if Employee does not revoke this Agreement.

20.
Applicable Law. This Agreement will be governed by California law. Venue for all disputes will be in Los Angeles County California and each Party agrees not to assert lack of jurisdiction as an objection to any action brought in Los Angeles, California.

21.
Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Executed faxed copies or PDF copies transmitted via email will be effective and enforceable.

22.	Headings. Headings in this Agreement are inserted for reference and convenience only and are not a part of this Agreement.

23.
Interpretation, Entire Agreement. This Agreement replaces and supersedes all other agreements, verbal or written, which are merged into this Agreement, and constitutes the entire agreement of the Parties. Any rule of law or decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. Further, the Parties agree that the term “including” and its variations are always used in the non-restrictive sense as if followed by “but not limited to.”

24.
Modification and Waiver. Any modification of this Agreement will be effective only if it is in a writing signed by the Parties to this Agreement. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, even if similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

Employee and Company, by their signatures below, acknowledge that there exist no other promises, representations, or agreements and that they voluntarily enter into this Agreement with the intent to be legally bound.

/s/ Richard Slansky                 DATE: 5/15/14
Richard Slansky

/s/ Jennifer Williams                  DATE: 5/22/14
Jennifer Williams
SVP, Human Resources
GenMark Diagnostics, Inc.

To Be Signed Below On the Separation Date

I, Richard Slansky, hereby acknowledge that I have read and understood this Confidential Separation Agreement and General Release, and am entering into this Confidential Separation Agreement and General Release voluntarily, and in consideration for the value of the benefits provided to me as described herein.

Signature: ______________________            Date: